Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2014, except for Notes 9 and 33 as to which the date is June 9, 2014, in the Registration Statement on Form F-3 and related Prospectus of Qiwi plc for the registration of Class B shares of its common stock.

/s/ Ernst & Young LLC

Moscow, Russia

June 9, 2014